EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

COMARCO, Inc.

Lake Forest, California

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-44943, 33-45096, 33-63219, 333-11749, 333-78677, 333-42350, 333-141354, 333-141390, 333-156518, and 333-182436) of Comarco, Inc. and subsidiary (hereinafter collectively referred to as the “Company”) of our report dated April 28, 2014 relating to our audit of the Company’s January 31, 2014 and 2013 consolidated financial statements and information related to the years then ended included in financial statement Schedule II, which appear in this annual report on Form 10-K of Comarco, Inc. Our aforementioned audit report includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

Newport Beach, California

April 28, 2014